Exhibit 99.2

Town Hall Script for Express Scripts Sites

EXPRESS SCRIPTS EXPANDS CURASCRIPT WITH ACQUISITION
OF PRIORITY HEALTHCARE

As you learned this morning, Express Scripts has agreed to acquire a second specialty pharmacy company.

•	The acquisition of Priority Healthcare reinforces our business model of alignment with clients and patients.

•	The acquisition creates one of the largest and most comprehensive specialty pharmacy platforms in the industry.

•	The addition expands our core specialty offering, creates additional product line expertise and expands our distribution capabilities.

•	The purchase price was set at $1.3 billion

•	The transaction is expected to close in fourth quarter this year.

PRIORITY HEALTHCARE HAS A HISTORY OF STRONG GROWTH

•	You probably know that a specialty pharmacy is one that deals exclusively with drugs - many of which are injectable — designed to treat chronic, complex diseases.

•	It takes special capabilities to handle these drugs and to work with the patients who use them.

You may have already heard of Priority Healthcare, headquartered in Lake Mary, Fla., which is one of the top players in the specialty pharmacy arena. Just to give you a bit of the company’s background:

•	Priority Healthcare was formed in 1994 by Bindley Western Industries, or BWI — one of the nation’s largest wholesale drug distributors, based in Indiana.

•	In 1997, Priority Healthcare went public and made the first of numerous acquisitions. (Does that sound familiar?)

•	Then, in 1998, Priority Healthcare spun off to become an independent company.

•	Priority Healthcare has had a steady history of expansion, and each acquisition — six in all — added to its range of specializations.

•	Today, Priority has 1,900 employees and serves approximately 55,000 specialty pharmacy patients in all 50 states.

ACQUISITION OF PRIORITY HEALTHCARE EXPANDS RESOURCES

•	CuraScript has done very well, growing rapidly not only in revenues but in the exceptional value it brings to clients and patients.

•	Now, with the addition of Priority Healthcare, we’ll be able to extend our reach and scope even further, adding a number of new areas of specialization.

•	This is a strategic move that will result in greatly enhanced capabilities to provide cost-effective, single-source solutions for specialty therapies.

•	The acquisition also further aligns our business interests with the needs of our clients and their members.

SPECIALTY DRUGS ARE GROWING IN NUMBER AND COST

•	The number of specialty drugs in development is rising dramatically, reflecting the growing sophistication of biotech research.

•	Specialty trend is now the fastest-growing segment of prescription drug spend, increasing at double the rate of traditional drugs and totaling approximately $35 billion in 2004.

•	By 2008, that total is expected to double to $70 billion.

Did You Know ...
It’s hard to believe, but although only about 3% of people are on specialty drugs, they account for 25% to 30% of drug costs in healthcare.

•	In 2004, specialty drug sales increased by 17% due to increased utilization, new product introductions and new indications for existing specialty products.

•	The average monthly cost for a specialty drug is $1,400, and some are much higher.

•	And specialty-drug costs are going to continue to increase, in part because of the introduction of new biotech drugs. Approximately 324 new biotech drugs for some 150 disease states are likely to be on the market before 2010, with 60% of those drugs for chronic conditions.

PRIORITY HEALTHCARE WILL ENABLE US TO MEET RISING DEMAND

•	Given the state of the biotech industry, which is clearly in a high-growth mode, the demand for specialty drugs — and for management of the disease states they treat — can be expected to explode over the next several years.

•	The addition of Priority Healthcare will give us the resources we need to accommodate that demand and bring specialty care to a new state of excellence and affordability.

•	In selecting Priority Healthcare, we made a strategic decision. Their business model is very similar to ours, and their focus, like ours, is centered on patients’ well-being. That compatibility, we think, will make for a seamless transition and enable us to further enhance the value proposition we offer to our clients. It should prove a win/win for everyone involved.

•	Without doubt, the size and scale of this acquisition will firmly position CuraScript as one of the leaders in the specialty market, and help us make specialty-drug therapy more affordable for clients and more effective for the patients we serve.

•	The CuraScript management team remains intact and will be responsible for identifying best practices and integrating the organization.

And now, if you have any questions, I’ll be glad to take them.

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